FOR IMMEDIATE RELEASE
                                                          ---------------------
                                                                May 20, 1998
                                                              -----------------



                         POINT WEST CAPITAL CORPORATION
                         ------------------------------
                        ANNOUNCES FIRST QUARTER EARNINGS
                        --------------------------------


         SAN  FRANCISCO-(May  20, 1998) Point West Capital  Corporation  (Nasdaq

Symbol:  PWCC) today  reported a net loss of $80,000 (or a basic loss of ($0.02)

per  share  based  on  3,253,324   weighted   average  shares  of  common  stock

outstanding)  for the quarter  ended March 31,  1998,  compared to net income of

$1.1 million (or basic  earnings of $0.27 per share based on 4,053,774  weighted average  shares of common  stock  outstanding)  for the quarter  ended March 31,

1997. The Company's  results of operations for the first quarter of 1998 are not comparable to the first quarter of 1997,  primarily as a result of the volume of assets sold during the first half of 1997. The Company  realized a $139,000 gain on assets sold in the first  quarter of 1998  compared to a $871,000 gain in the first quarter of 1997.  In addition,  net income for the quarter ended March 31,

1997 reflects the effects of a $700,000 gain on a sale of an investment. The net loss for the quarter  ended March 31, 1998 reflects the effect of a $801,000 net loss in the Company's wholly owned financing subsidiary which was charged to the existing reserve for the loss of the equity interest in such subsidiary.

         The Company also reported that, in connection  with the pending federal securities law purported  class action lawsuit filed against the Company and its executive  officers and  directors,  the United States Federal  District  Court,

Northern  District of  California,  on April 24, 1998 granted with prejudice the

Company's and other defendants'  motion to dismiss the claim under Section 11 of the

Securities  Act of 1933, as amended and claims against Mr. Bow, a director.

The Court denied such motion with  respect to claims  under  Section 10-b of the

Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder.

         Until February  1997, the Company  provided  viatical  settlements  for terminally  ill  persons.  Subsequently,  the  Company  has  sought  to become a broad-based  specialty  financial services company. To that end, the Company has expanded its  financial  services  business.  During the second half of 1997 the

Company  formed and began  operating two new  businesses,  Fourteen Hill Capital

L.P.  ("Fourteen Hill Capital") (a small business investment company licensed by the Small Business Administration) and Allegiance Capital, LLC ("Allegiance") (a

lender to funeral home and cemetery owners).


         At March 31, 1998,  Fourteen Hill Capital had one loan and three equity investments  outstanding  for  which  it had  originally  provided  funds in the aggregate  amount of $4.4 million.  At March 31, 1998 such loans and investments were carried on the balance sheet at $10.1 million.  The difference between such carrying value and the original  funds  provided is reflected as  "Comprehensive

Income -- Net Unrealized Investment Gains" in stockholders' equity. At March 31,

1998 such  unrealized  gains  were $5.7  million,  compared  to $2.6  million at

December 31, 1997. Any gains or losses for such  investments  will be recognized on the income statement, if ever, upon the sale of such investments.

         Allegiance had two loans outstanding at March 31, 1998 in the aggregate principal  amount of $5.9 million,  one with a fixed  interest rate per annum of

9.4% and the other with a fixed interest rate of 9.8% per annum.

         The  Company  also  continues  to  evaluate  other  strategic  business opportunities.  Fourteen Hill Capital and Allegiance are indicative of the types of business opportunities the Company intends to pursue.

         The Company reported a book value of $7.48 per share at March 31, 1998.

The following is summary balance sheet information as of March 31, 1998:


         Cash and cash equivalents.......................................................................$4,841,069

         Restricted cash (1).............................................................................$3,698,306

         Investment securities..........................................................................$11,606,231

         Loans receivable, net of unearned income........................................................$6,637,093

         Assets held for sale...............................................................................$81,170

         Purchased life insurance policies..............................................................$35,124,848

         Investment in convertible preferred shares......................................................$1,658,478

         Total assets...................................................................................$65,044,391

         Reserve for equity interest in wholly owned

              financing subsidiary.......................................................................$1,499,361

         Long term notes payable........................................................................$38,804,107

         Total liabilities..............................................................................$40,718,983

         Comprehensive income -- net unrealized

              investment gains...........................................................................$5,736,111


         Retained deficit...............................................................................$(8,076,309)

         Total stockholders' equity.....................................................................$24,325,408


(1) Restricted cash is pledged by the Company's wholly owned financing subsidiary, Dignity Partners Funding Corp. I, to secure the repayment of long term notes payable.


(KEYWORD CALIFORNIA AND INDUSTRY KEYWORD: SPECIALTY FINANCE EARNINGS).

CONTACTS:  POINT WEST CAPITAL CORPORATION, SAN FRANCISCO.
           Alan B. Perper, 415/394-9467